Exhibit (h)(29)

GOLDMAN SACHS TRUST

(FST SERVICE CLASS)

SERVICE PLAN AND SHAREHOLDER ADMINISTRATION PLAN

Amended and Restated as of February 4, 2004

     WHEREAS, Goldman Sachs Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

     WHEREAS, the Trust has separate series or Funds, each of which is a separate pool of assets with its own investment policies (the “Funds”) and each Fund investing in money market instruments may be divided into multiple separate classes including, in the case of certain Funds: the FST Class, the FST Select Class, the FST Administration Class, the FST Service Class and the FST Preferred Class;

     WHEREAS, the Trust, on behalf of the FST Service Class of each Fund that offers such shares, desires to adopt a Service Plan and Shareholder Administration Plan (together, the “Plans”) and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of the Plans will benefit the Trust and its shareholders; and

     WHEREAS, institutions (including Goldman, Sachs & Co.) (“Service Organizations”) may act directly or indirectly as nominees and recordholders of shares of the FST Service Class for their respective customers who are or may become beneficial owners of such shares (the “Customers”), provide service to other service organizations intended to facilitate or improve a service organization’s services to its Customers with respect to the Funds and/or perform certain shareholder administration and shareholder liaison services with respect to the Customers pursuant to Agreements between the Trust, on behalf of the FST Service Class of each Fund, and such Service Organizations (the “Agreements”).

     NOW, THEREFORE, the Trust, on behalf of the FST Service Class of each Fund, hereby adopts each Plan on the following terms and conditions:

A.	Service Plan

     1.     (a) The Trust, on behalf of the FST Service Class of each Fund, is authorized to pay each Service Organization the monthly or quarterly service fee specified in the Agreement with such Service Organization for (1) administration services and (2) personal and account maintenance services performed and expenses incurred by the Service Organization in connection with such Fund’s FST Service Class. The fee paid for such services during any one year shall not exceed .25% of the average daily net asset value of the shares of the FST Service Class of such Fund, which are owned beneficially by the Customers of such Service Organization during such period. Under the Service Plan the fee paid for personal and account maintenance services and expenses shall not exceed .25% of the average daily net asset value of the shares of the FST Service Class of such Fund which are owned beneficially by the Customers of such Service Organization during such period.

               (b) Personal and account maintenance services and expenses for which a Service Organization may be compensated under the Service Plan include, without limitation, (i) providing facilities to answer inquiries and respond to correspondence with Customers and other investors about the status of their accounts or about other aspects of the Trust or the applicable Fund; (ii) acting as liaison between Customers and the Trust, including obtaining information from the Trust and assisting the Trust in correcting errors and resolving problems; (iii) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law; (iv) responding to investor requests for prospectuses; (v) displaying and making prospectuses available on the Service Organization’s premises; and (vi) assisting Customers in completing application forms, selecting dividend and other account options and opening custody accounts with the Service Organization.

                (c) Appropriate adjustments to payments made pursuant to clause (a) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust on behalf of a Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges the National Association of Securities Dealers, Inc.’s Conduct Rules. No Fund may compensate a Service Organization for services provided with respect to another Fund.

     2.     Shareholder Administration Plan

     1      (a) The Trust, on behalf of each FST Service Class of each Fund, is authorized to pay each Service Organization the monthly or quarterly service fee specified in the Agreement with such Service Organization for shareholder administration services performed and expenses incurred by the Service Organization in connection with such Service Shares of such Fund. The fee paid for such services during any one year shall not exceed .25% of the average daily net asset value of the FST Service Class of such Fund which are owned beneficially by the Customers of such Service Organization during the period.

             (b) Shareholder administration services and expenses for which a Service Organization may be compensated and reimbursed under this Shareholder Administration Plan include, without limitation, (i) acting or arranging for another party to act, as recordholder and nominee of all FST Service Shares beneficially owned by Customers; (ii) establishing and maintaining individual accounts and records with respect to FST Service Shares owned by each Customer; (iii) processing Customer orders to purchase, redeem and exchange FST Service Shares; (iv) receiving and transmitting funds representing the purchase price or redemption proceeds of such FST Service Shares; (v) processing dividend payments on behalf of Customers; and (vi) performing other related services which do no constitute “any activity which is primarly intended to result in the sale of shares” within the meaning of Rule 12b-1 under the Act or “personal and account maintenance services” within the meaning of the National Association of Securities Dealer’s Inc.’s Conduct Rules.

             (c) No Fund may compensate a Service Organization for services provided with respect to another Fund.

     3.     General Provisions

             (a) Neither Plan shall take effect as to any Fund until the Plan, together with any related agreements, has been approved for such Fund by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it

(the “non-interested Trustees”) cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

          (b)The Plans shall remain in effect until June 30, 2004 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plans in paragraph 3(a).

          (c) The President, Vice President, Treasurer or any Assistant Treasurer of the Trust shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under the Agreements and the Plans.

          (d) Each Plan may be terminated as to the FST Service Class of any Fund at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of the FST Service Class of such Fund.

          (e) The Service Plan may not be amended to increase materially the amount of compensation payable for services and expenses pursuant to paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the FST Service Class of such Fund, except to the extent that the approval of another class of such Fund is required in accordance with Rule 18f-3 under the Act, in which case the approval of a majority (as defined in the Act) of the outstanding voting securities of such class shall also be required. No material amendment to the Service Plan or Shareholder Administration Plan shall be made unless approved in the manner provided in paragraph 3(a) hereof.

          (f) While the Plans are in effect, the selection and nomination of the non-interested Trustees of the Trust shall be committed to the discretion of the non-interested Trustees.

          (g) The Trust shall preserve copies of the Plans and any related agreements and all reports made pursuant to paragraph 3(c) hereof, for a period of not less than six years from the date of the Plans, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

          (h) In the case of a Fund that offers more than one class of shares, the Plans only relate to the FST Service Shares of such Fund and the fees determined in accordance with paragraph 1 and paragraph 2 shall be based upon the average daily net assets of the Fund attributable to FST Service Shares. The obligations of the Trust and the Funds hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust’s property allocable to FST Service Shares shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

          (i) The Service Plan set forth in paragraph 1, but not the Shareholder Administration Plan set forth in paragraph 2, is adopted pursuant to Rule 12b-1 of the 1940 Act.

          IN WITNESS WHEREOF, the Trust, on behalf of the FST Service Class of each Fund, has executed this document as of the day and year first written above.

GOLDMAN SACHS TRUST (on behalf of the FST Service Class of each Fund)

By	/s/ Howard B. Surloff

Howard B. Surloff
Secretary of the Trust

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